UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2005

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

001-08899	59-0940416
(Commission File Number)	(IRS Employer Identification Number)

3 S.W. 129th Avenue, Pembroke Pines, Florida 33027
(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 433-3900

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On April 26, 2005, the Compensation Committee of Claire’s Stores, Inc. (the “Company”) adopted (i) performance goals (“Share Performance Goals”) for performance shares that may be earned over a three-year performance period commencing February 1, 2005, by Marla Schaefer, Co-Chairman and Co-CEO, Bonnie Schaefer, Co-Chairman and Co-CEO, and Ira Kaplan, Senior Vice President and CFO (collectively the “Executive Officers”); and (ii) performance goals (“Cash Performance Goals”) for cash bonuses that may be earned by the Executive Officers for fiscal year ending January 28, 2006 (“FY 2006”).

     The Share Performance Goals for the performance shares granted for FY 2006 to the Executive Officers (50,000 performance shares for Marla Schaefer, 50,000 performance shares for Bonnie Schaefer and 20,000 performance shares for Ira Kaplan) are based on increases in income before income taxes, minus interest income, plus interest expense, plus or minus special items (“Net Income, as Adjusted”) over the prior fiscal year in the three-year period. The performance shares are further subject to a vesting schedule of 25%, 25% and 50% over the three-year period.

     The Cash Performance Goals for FY 2006 for Marla Schaefer and Bonnie Schaefer provide for a payment of a cash bonus ranging from 25% to 225% of their base salary based on increases in Net Income, as Adjusted, over the prior fiscal year, and achievement of certain other financial goals relating to gross margins, inventory, markdowns, and expenses as a percentage of sales (“Other Financial Goals”). The Cash Performance Goals for FY 2006 for Ira Kaplan provide for a payment of a cash bonus ranging from 25% to 150% of his base salary based on increases in Net Income, as Adjusted, over the prior fiscal year, and achievement of the Other Financial Goals.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.
Date: May 2, 2005	By:	/s/ Ira D. Kaplan
Ira D. Kaplan
Chief Financial Officer

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